EXHIBIT 99.1

News Corporation

N E W S R E L E A S E

For Immediate Release

Contact: Alice Macandrew +44 (0)207 782 6013

Christof Schramm +49 211 9541 2311

News Corporation to invest up to Euro 120 million
in Sky Deutschland AG

London, 21 December 2009. News Corporation today announces it has agreed to subscribe to up to 49 million new registered shares in Sky Deutschland AG via a capital increase that is expected to raise between Euro 110 million and Euro 120 million. As a result, News Corporation's stake in Sky Deutschland will increase from its current position of 39.96 percent up to a maximum of 45.4 percent.

The issue price of the new shares will be the greater of Euro 2.25 or the volume-weighted average price on XETRA over the five trading days prior to the resolution of the capital increase less a discount of 3 percent. The capital increase is expected to occur in the course of January 2010.

News Corporation (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) had total assets as of September 30, 2009 of approximately US$55 billion and total annual revenues of approximately US$30 billion. News Corporation is a diversified global media company with operations in eight industry segments: filmed entertainment; television; cable network programming; direct broadcast satellite television; integrated marketing services; newspapers and information services; book publishing; and other. The activities of News Corporation are conducted principally in the United States, Continental Europe, the United Kingdom, Australia, Asia and Latin America.